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                                                                                                      Exhibit 11


      COMPUTATION OF PER SHARE EARNINGS


The following is the computation of fully-diluted earnings per share:

                                                          Three Months Ended               Nine Months Ended
                                                            September 30                     September 30
                                                         1995           1994              1995           1994
                                                        (Dollars in thousands except per share data)
Earnings:
  Net income before extraordinary charge           $   15,515     $   20,281        $   61,908   $     40,744
  Preferred dividends                                   2,155          4,768             8,620         14,265
                                                       13,360         15,513            53,288         26,479
  Extraordinary charge                                      -          5,522                 -          5,522
  Net income available to common shareholders          13,360          9,991            53,288         20,957
Non-discretionary adjustments under
  the if-converted method:
  Addback: Series C, preferred dividends                    -              -             2,207              -
  Addback: Series B, preferred dividends,
    net of tax benefits                                 2,131          2,120             6,413          6,304
  Less: Replacement of funding
    adjustment, net of tax benefits (1)                (1,662)        (2,120)           (5,008)        (6,304)
Net income available to common shareholders         $  13,829        $ 9,991          $ 56,900       $ 20,957

WEIGHTED AVERAGE SHARES OUTSTANDING:
  Common shares  (2)                               43,508,226     36,255,334        43,400,950     36,144,907
  Equivalents - stock options                       1,053,533        963,594         1,041,316      1,116,382
  Series B, Preferred stock
    if-converted method                             4,229,925      4,315,273         4,229,925      4,315,273
                                                   48,791,684     41,534,201        48,672,191     41,576,562

FULLY DILUTED EARNINGS PER SHARE
  Net income before extraordinary charge             $   0.28       $   0.37          $   1.17       $   0.63
  Extraordinary charge                                                 (0.13)                           (0.13)

Net income available to common shareholders          $   0.28       $   0.24          $   1.17       $   0.50

(1) Additional payment to the TASP to replace the funding lost under the if-converted method.

(2) The three and nine months ended September 30, 1995 reflect the conversion of Series C Preferred stock to Common stock.
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